Exhibit 23.5

August 23, 2020

iHuman Inc.

K2, North America International Business Park,

No. 108 Beiyuan Road

Chaoyang District, Beijing 100012

People’s Republic of China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of iHuman Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

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Sincerely yours,

/s/ Xuenan Li
Name: Xuenan Li

[Signature Page to Consent of Independent Director]